UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Oshkosh Corporation
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January 12, 2012

Dear Fellow Shareholder:

With the 2012 Annual Meeting only weeks away, shareholders should know the facts regarding the actions the Oshkosh Board and management team have taken and the milestones we have achieved to date that will benefit all of our shareholders.

OUR LEADING BRANDS ARE DRIVING MEASURABLE RESULTS

•                  Oshkosh is a global leader for defense trucks, fire trucks, refuse collection vehicles, access equipment and numerous other specialty vehicles — virtually all of our sales are represented by the #1 brands in their respective markets.

•                  During the current, unprecedented downturn, we delivered our highest earnings per share (EPS) ever in fiscal 2010 and our third highest EPS in fiscal 2011, when our non-Defense markets were down 40% - 90+%.

•                  During fiscal 2010 and fiscal 2011, Oshkosh’s ROIC (return on invested capital) ranked in the upper quartile among our peer group.(1)

•                  In the aggregate, our Defense business has delivered approximately $2.3 billion in operating income over the past three fiscal years, three times higher than any previous three-year period.

•                  Our success with the MRAP All-Terrain Vehicle (M-ATV) in the U.S. has created opportunities for the sale of up to 3,500 additional M-ATVs outside the U.S.

OSHKOSH IS OPERATING EFFICIENTLY AND DELIVERING SHAREHOLDER VALUE IN ONE OF THE WORST ECONOMIC ENVIRONMENTS

•                  From fiscal 2000 to fiscal 2010, Oshkosh reported average SG&A as a percent of sales of 7.1% — far less than our peer median of 9.4% over the same time period.  In fiscal 2011, we further reduced our SG&A as a percentage of sales to 6.8%.

•                  We are leveraging technology and facilities across multiple platforms, such as JLG supporting our M-ATV and TPV product lines. Synergies like these are helping to transform and expand our Defense business.

(1)  Data based on Oshkosh Proxy Statement filed on December 12, 2011.

•                  Our actions are paying off:  On January 9th, we disclosed that we will report profit on the Family of Medium Tactical Vehicles (FMTV) contract for the first fiscal quarter of 2012, ahead of our most recent expectations.

•                  Oshkosh has generated a total shareholder return of nearly 45% over the past three years.  Over the past 15 years, we have delivered an annualized shareholder return of 18.5% — three times greater than the 5.9% annualized return for the S&P 500.(2)

OSHKOSH HAS SUCCESSFULLY NAVIGATED THROUGH PREVIOUS RECESSIONS AND YOUR BOARD CONTINUES TO TAKE DECISIVE ACTION TO POSITION OSHKOSH FOR GROWTH AND PROFITABILITY

•                  Since 2008, Oshkosh has reduced manufacturing facilities by approximately 20% with no reduction in capacity, and we cut approximately $200 million in costs in 2009.  We expect the facility closures in fiscal 2011 to benefit earnings by $33 million annually by fiscal 2013.

•                  Oshkosh has significantly reduced debt each year since fiscal 2008 — a total of $2 billion to date — substantially de-levering the Company, providing additional financial flexibility and reducing annual interest expense by $120 million.

•                  We believe our stronger balance sheet provides a solid foundation to manage through the current economic climate.

OSHKOSH IS TAKING ACTION TO ACCELERATE ITS PERFORMANCE ACROSS ALL OF OUR BUSINESSES AND CREATE MORE EFFICIENT OPERATIONS

•                  Over the next five years, we expect to achieve 250 basis points of additional operating income margin opportunity via product, process and overhead cost improvements, in addition to the margin benefit of overhead absorption as sales increase.

•                  We are already capturing upside in the recovery in our markets, as evidenced by the 53% increase in access equipment revenues for fiscal 2011 and the 270% increase in access equipment order backlog over the prior year (as of September 30, 2011).

•                  In fiscal 2010, we opened a new manufacturing facility in Tianjin, China, which is already delivering access equipment to customers across the Pacific Rim.  Additionally, over the last two years, we opened or expanded our sales and service offices in Brazil, Russia and India and opened a manufacturing facility in Brazil through a joint venture.

(2)  Data per Oshkosh Form 10-K filings and Bloomberg. Oshkosh revenue figures for fiscal years ending 30-Sep-1996 and 30-Sep-2011.  Total shareholder return for three years for Oshkosh is from 30-Sep-2008 to 05-Dec-2011.  Total shareholder returns for 15 years for Oshkosh and the S&P 500 are from 30-Sep-1996 to 05-Dec-2011.

•                  We already increased net sales outside the U.S. from 10% in fiscal 2010 to 17% of total net sales in fiscal 2011 — representing a 36% increase in net sales outside the U.S.  Our stated goal is to increase foreign net sales to 30% of total sales within five years as our international strategy continues to gain traction.

•                  We see a $1 billion revenue opportunity internationally, with substantial upside potential from product penetration in emerging markets.

•                  We continue to enter into various partnership and collaboration agreements to achieve efficiencies across our businesses.

YOUR BOARD CONTINUALLY REVIEWS A WIDE RANGE OF BUSINESS OPPORTUNITIES AND STRATEGIC OPTIONS TO ENHANCE VALUE FOR ALL SHAREHOLDERS — WE ARE LEAVING NO STONE UNTURNED

•                  Oshkosh routinely evaluates, with the assistance of independent financial advisors and other outside consultants, the Company’s options to enhance value, including decisions regarding acquisitions and divestitures, as well as opportunities to further rationalize our business and expand product lines.

•                  We divested underperforming assets, Geesink Norba Group in fiscal 2009 and BAI in fiscal 2010, and we closed facilities in all of our segments from fiscal 2009 through fiscal 2011.

•                  We are engaged in multiple partnerships and collaborations, including joint ventures in the U.S., Mexico, Brazil and the Netherlands, and continuously seek additional opportunities and collaborations that will result in improved earnings and increased shareholder value.

CARL ICAHN OFFERS NO NEW SUBSTANTIVE IDEAS FOR OSHKOSH

•                  Oshkosh was already executing on Mr. Icahn’s latest “idea” — we have been and continue to reduce costs, grow our businesses around the world, and run a profitable Defense business.  No surprise, these are three of the key components of our MOVE strategy.

•                  During our discussions with Mr. Icahn prior to this proxy contest, he had not provided the Company with any substantive ideas or analysis that would create value for all shareholders.

•                  In fact, it was only after we declined Mr. Icahn’s demand for special treatment under a Wisconsin statute intended to protect all shareholders that he delivered on a threat by embarking on his proxy contest, and it was over a month later that he came up with his “ideas” for Oshkosh.

•                  While the Oshkosh Board continues to review and analyze opportunities to generate value for the Company, Mr. Icahn is just throwing numerous ideas against the wall, without any analysis or support, in the hopes that one of them “sticks.”

•                  It is clear to us that Mr. Icahn does not possess a deep understanding of Oshkosh or the markets in which we operate, and he offers no new substantive ideas to enhance value for all Oshkosh shareholders.

CARL ICAHN’S NOMINEES HAVE NO RELEVANT EXPERIENCE TO BENEFIT OSHKOSH SHAREHOLDERS AND WE BELIEVE IF ELECTED WOULD ONLY ADVANCE THE INTERESTS OF CARL ICAHN

•                  Just days before the nomination deadline, Mr. Icahn informed Oshkosh that he needed to assemble his slate of nominees.  As a result, Mr. Icahn’s hastily assembled slate of director nominees is almost entirely comprised of employees and friends of Mr. Icahn, and none of his nominees possesses any meaningful expertise about Oshkosh or its markets.

•                  Consider Mr. Icahn’s nominees and their relationships to him:

•                  Vincent J. Intrieri — Senior Vice President, Icahn Enterprises G.P. and Senior Managing Director, Icahn Capital L.P.

•                  Samuel Merksamer — Investment Analyst, Icahn Capital L.P.

•                  Jose Maria Alapont — President, Chief Executive Officer Federal-Mogul Corporation (76% owned by Icahn Enterprises L.P.)

•                  Daniel A. Ninivaggi — President, Icahn Enterprises L.P. and Icahn Enterprises G.P. Inc., Chief Executive Officer, Icahn Enterprises and appointed by Mr. Icahn as Interim President and Interim Chief Executive Officer of Tropicana Entertainment Inc.

•                  A.B. Krongard — Mr. Icahn’s college friend; paid $25,000 by Mr. Icahn to serve as a nominee

•                  Marc F. Gustafson — Paid $25,000 by Mr. Icahn to serve as a nominee

•                  We strongly believe Mr. Icahn’s nominees, if elected, would seek to advance the interests of only one shareholder — Mr. Icahn — rather than the interests of all Oshkosh shareholders.

SETTING THE RECORD STRAIGHT ON CARL ICAHN’S HISTORY OF “VALUE CREATION”

•                  Mr. Icahn continues to cite his track record of value creation at companies in which he has invested.  What we believe is relevant for investors is the performance of those companies at which Mr. Icahn or nominees of Mr. Icahn have served on the board — which, excluding his investments in healthcare companies, have on average delivered double digit negative

•                  returns during that tenure.(3)  The median stock price performance of these companies during the Board tenure of Mr. Icahn or nominees of Mr. Icahn is down 20.5%.(4)

•                  In his open letter to shareholders, Mr. Icahn conveniently omits three companies whose boards Mr. Icahn’s nominees joined and which have recently filed for bankruptcy — Blockbuster, Dynegy and WCI Communities.

YOUR BOARD’S NOMINEES ARE THE RIGHT CHOICE FOR OSHKOSH SHAREHOLDERS AT THE RIGHT TIME

•                  Since October 2010, your Board has added four new independent directors, including:  a four-star army general, a three-star air force general and the chief financial officers of Brunswick Corporation and Owens Corning.

•                  Upon the election of John S. Shiely, retired chairman and chief executive officer of Briggs & Stratton, at the upcoming Annual Meeting, we will have added five new independent directors during the past 16 months.

•                  Your independent Board is comprised of highly qualified, proven business leaders with a broad range of complementary experience in industrial manufacturing, defense, finance, private equity, risk management and other areas essential to Oshkosh’s businesses.

•                  Certain Oshkosh directors also have distinguished careers working for and serving the Company’s primary customer, the U.S. Department of Defense.  Your Board’s substantial experience in interacting with, and overseeing businesses involving, defense and our other end markets, has been critical to our continued success.

•                  Oshkosh’s director nominees have policy expertise, CEO and CFO experience and operational leadership across global markets; many of them have successfully navigated through recessions and recently bought and sold companies.

(3)  Healthcare companies are excluded because (1) healthcare is not applicable to our businesses and (2) Mr. Icahn’s deputy that ran healthcare investments recently left Mr. Icahn’s fund.

(4)  Icahn’s nominees served on the following boards for the time periods indicated:  XO Holdings, 1/23/2003-7/11/2011; Hain Celestial, 7/7/2010-present; Take Two, 4/15/2010- present; Motorola Solutions, 12/21/2010- present; American Railcar Industries, 1/20/2006- present; Mentor Graphics, 5/12/2011- present; Yahoo!, 7/21/2008-10/23/2009; Federal-Mogul, 12/27/2007- present; Dynegy, 3/9/2011- present; BKF Capital, 1/23/2006-7/25/2008; Motricity, 6/18/2010- present; WCI Communities 8/30/2007-8/4/2008; Blockbuster, 5/12/2005-1/29/2010.

PLEASE VOTE FOR OSHKOSH’S DIRECTOR NOMINEES ON THE WHITE PROXY CARD

Do not risk your Oshkosh investment by placing it in the hands of a group lacking in relevant experience and handpicked by Mr. Icahn, who does not have the interests of all shareholders in mind.

Whether or not you plan to attend the Annual Meeting, you have an opportunity to help protect your investment by voting the WHITE proxy card.  We urge you to vote today by telephone, by Internet, or by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided.  Please do not return or otherwise vote any GOLD proxy card sent to you by Mr. Icahn.

On behalf of your Board of Directors, we thank you for your continued support.

Sincerely,

Richard M. Donnelly Chairman of the Board of Directors	Charles L. Szews President and Chief Executive Officer

Forward-Looking Statements

This letter contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this letter, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements.  These factors include the expected level and timing of DoD procurement of products and services and funding thereof, including the impact of the DoD’s allocation of certain tires which will restrict and delay certain FHTV sales; risks related to reductions in government expenditures in light of U.S. defense budget pressures and an uncertain DoD tactical wheeled vehicle strategy; the cyclical nature of the Company’s access equipment, commercial and fire & emergency markets, especially during periods of global economic uncertainty, lower municipal spending and tight credit markets; the Company’s ability to produce vehicles under the FMTV contract at targeted margins; the duration of the ongoing global economic weakness, which could lead to additional impairment charges related to many of the Company’s intangible assets and/or a slower recovery in the Company’s cyclical businesses than equity market expectations; the potential for the U.S. government to competitively bid the Company’s Army and Marine Corps contracts; the consequences of financial leverage, which could limit the Company’s ability to pursue various opportunities; increasing commodity and other raw material costs, particularly in a sustained economic recovery; the ability to pass on to customers price increases to offset higher input costs; risks related to costs and charges as a result of facilities consolidation and alignment, including that anticipated cost savings may not be achieved; risks related to the collectability of receivables, particularly for those businesses with exposure to construction markets; the cost of any warranty campaigns related to the Company’s products; risks related to production or shipment delays arising from quality or production issues; risks associated with international operations and sales, including foreign currency fluctuations and compliance with the Foreign Corrupt Practices Act; the potential for increased costs relating to compliance with changes in laws and regulations; risks related to disruptions in the Company’s distribution networks; risks related to a proxy contest and other actions of activist shareholders; and the Company’s ability to successfully execute on its strategic road map and meet its long-term financial goals. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K filed November 16, 2011. The Company assumes no obligation, and disclaims any obligation, to update information contained in this letter. Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all.